Exhibit 99.2
CORPORATE PARTICIPANTS
Steven Gerard
CBIZ, Inc. — Chairman, CEO
Ware Grove
CBIZ, Inc. — CFO
CONFERENCE CALL PARTICIPANTS
James Lane
TriPoint — Investor
Robert Kirkpatrick
Cardinal Capital — Investor
Bill Sutherland
Boenning & Scattergood — Analyst
Nicholas Janvier
Columbia Management — Investor
Jim MacDonald
First Analysis — Analyst
PRESENTATION

Operator
Good morning, ladies and gentlemen, and welcome to the CBIZ second quarter 2007 results conference call. At this time, all participants are in a listen-only mode. Later we will conduct a question and answer session. Please note that this conference is being recorded.
I’ll now turn the call over to Mr. Steven Gerard. Mr. Gerard, you may begin.

Steven Gerard - CBIZ, Inc. — Chairman, CEO
Thank you, Rose. Good morning, everyone, and thank you for calling in to CBIZ’s second quarter and first half 2007 conference call. Before I begin my comments, I’d like to remind you of a few things. As with all our conference calls, this call is intended to answer the questions of our shareholders and analysts. If there are media representatives on the call, you’re welcome to listen in. However, I ask if you do have questions, you hold them until after the call and we’ll be happy to discuss them at that time. This call is also being web cast and you can access the call over our website CBIZ.com.
You should have all received a copy of the press release, which was issued this morning. If you have not, you can access it on our website or you can call our corporate office for a copy.
Finally, remember that during the course of the call, we may make forward-looking statements. These statements represent management’s intentions, hopes, beliefs, expectations and predictions of the future. Actual results can, and sometimes do, differ materially from those projected in forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in our SEC filings, Form 10-K and press releases.
Joining me on the call this morning are Jerry Grisko, our President and Chief Operating Officer, and Ware Grove, our Chief Financial Officer.
Prior to the open this morning, we were pleased to announce our second quarter results. We reported earnings per share from continuing operations at $0.10 versus $0.08 for the same quarter last year, and year-to-date earnings per share of $0.32 verses $0.25 for the same period last year. These results are in line with the guidance that we gave in the beginning of the year. This represents the 16th consecutive quarter of same business unit growth and we saw growth in the revenue of our Financial Services, Employee Services and Medical Practice business.

With that introduction, I’d like to turn it over to Ware to give you the details.

Ware Grove - CBIZ, Inc. — CFO
Thanks, Steve, and good morning, everyone. As is our normal practice, I want to take a few minutes to address some of the highlights of the numbers we released earlier this morning with our second quarter and year-to-date earnings release.
Before we get started, I want to comment that 2006 results have been restated to reflect the impact of discontinued operations. So with that in mind, for the second quarter ended June 30th, 2007, total revenue was $156.9 million, a 7.3% increase over the $146.3 million recorded for the second quarter a year ago. Same-unit revenue, which excludes the impact of newly acquired operations or recently divested operations, increased by 6.5% in the second quarter compared with the second quarter a year ago.
Same-unit revenue increases were reported in each of Financial Services, Employee Services and in Medical Management Professionals. Revenue for the National Practices group, which includes our technology services and our mergers and acquisitions services unit, declined due to a $1.7 million decline in revenue generated from our mergers and acquisitions services unit in the second quarter this year compared with the second quarter a year ago.
So for the second quarter in 2007, fully diluted earnings per share from continuing operations was $0.10 per share compared with $0.08 per share recorded in the second quarter a year ago, which is an increase of 25% over the second quarter a year ago.
For the six months ended June 30th, 2007, total revenue was $335.9 million, an increase of 8.7% over the $309.2 million recorded for the first six months a year ago. Same-unit revenue increased by 7.5%, with Financial Services up by 9.6%, Employee Services up by 8.7%, Medical Management Professionals was up by 4.4%, and National Practices, which includes the mergers and acquisition business unit I mentioned earlier, was down by 0.5%, or one-half of 1%, compared with the first six months a year ago.
Pretax income increased to $36.5 million for the first six months, and the pretax income margin increased by 50 basis points to 10.9% compared with a margin of 10.4% recorded for the first six months a year ago.
Fully diluted earnings per share from continuing operations increased to $0.32 per share, which is a 28% increase over the $0.25 per share recorded for the first six months a year ago.
Now, we’re happy to be able to leverage the 8.7% revenue growth into a 28% growth in earnings per share from continuing operations for the first six months, but in looking at results, it is important to consider several items that have impacted margins for both the quarter and for the first six months. As we have commented several times over the past three quarters, within our Financial Services group, we have added several key senior personnel and leadership positions, including the National Tax function, the practice group management function, and in leadership positions within several business units. The results in 2007, both for the quarter and for the six months, reflect the incremental cost of these additions.
For the six months ended June 2007, the impact of these personnel additions has reduced gross and operating margin by approximately 20 basis points. As with any new person in a leadership position like these, we expect that this initial negative impact will be temporary as these new people have an opportunity to become more productive over time.
We’ve also previously commented on the expected impact related to reductions in Medicare reimbursement rates within our medical management practice unit in 2007. We did not experience a significant impact during the first quarter of 2007 because of the typical 60-day delay between billing and collection, but during the second quarter, the impact was approximately $900,000, which impacts both revenue and margins in the second quarter and for the six months. The margin impact of this item for the first six months is approximately 27 basis points.
And as I commented earlier, results in our mergers and acquisitions services business unit are unpredictable. While we always have a number of potential transactions in process, we do not recognize revenue, nor the related income contribution, until a transaction is closed. During the first half of 2006, this unit closed on several engagements that have not recurred in 2007, and therefore, both revenue and the related contribution in 2007 are negatively impacted. The margin impact for the six months is approximately 33 basis points.
I want to comment that we are currently working, and always working, on a number of engagements with potential transactions that are currently in the pipeline, and we expect to close on several transactions during the balance of 2007. I should also comment, however, that due to the unpredictable nature of this revenue and the related income contribution, our full-year guidance for 2007 does not hinge upon our ability to close these transactions.
Another item to bear in mind is an accounting issue related to the gains or losses from the assets held in the CBIZ deferred compensation plan, which is essentially a salary deferral program. I know we have briefly commented on this item in earlier calls, but as the assets in this plan grow, it is important to understand how the investment gains or losses are accounted for, which can potentially distort the reported operating income margins.
At June 30th, 2007, the assets in this plan have grown to approximately $21 million. These assets, which are held in a rabbi trust and are invested in a variety of funds, not unlike a 401(k) savings plan, are reflected as both an asset and liability on the CBIZ balance sheet. The investment gains on these assets are reflected as an income item in other income, with a corresponding compensation expense that is allocated between operating expense and general and administrative expense.
During the second quarter, the investment gains on these funds were approximately $1.2 million, so there was an additional $1.2 million of compensation expense reflected in the second quarter. For the first six months, the investment gains were approximately $1.5 million, so there was an additional $1.5 million of compensation expense reflected due to the investment gains on these balances. It’s important to understand that about 85% of this expense is reflected in the operating expense category with the remainder reflected in the general administrative expense category.
If you look at the impact on operating income, the second quarter reported margin was impacted by about 75 basis points for this item and the six-month margin was reduced by approximately 45 basis points for this item. Again, it’s important to understand, and I want to remind you, that pretax income, and therefore the net income and earnings per share, are not affected as both income and expenses equally offset each other for this item.
During the second quarter, we announced the acquisition of ICON, a medical billing company with approximately $5.6 million of annual revenue that is being integrated into our Medical Management Professionals group. We continue to look at a number of prospective acquisition candidates and our activity level to identify potential acquisition candidates remains high. However, I want to remind you again that CBIZ remains disciplined in our approach, both towards valuation and in the transaction structure with acquisition candidates, so the closing rate on potential candidates for acquisition is always very unpredictable.
You may also note as you look at the second quarter and six-month results that there was an increase in our effective tax rate in the second quarter. During the quarter, as we maintain a conservative posture with tax reserves, we made several minor adjustments to various tax reserves and this is reflected in the second quarter effective rate and in the year-to-date tax rate for the first six months. The impact of these adjustments for the full year 2007 is that we expect the effective tax rate to be approximately 41% of pretax income compared with our previous guidance of approximately 40% effective tax rate for 2007.
During the second quarter, CBIZ repurchased approximately one million shares of our common stock at a cost of approximately $6.9 million, and for the first six months, we have repurchased a total of 3.5 million shares at a cost of approximately $24.7 million. Our first priority in utilizing capital is always to make strategic acquisitions, but we will continue to evaluate opportunities to repurchase additional shares if the transactions are accretive to shareholders. At this point, we continue to expect that our fully diluted share count for the full year 2007 will be approximately 67 million shares.
At June 30th, the outstanding balance on our unsecured bank credit facility was $10 million. At year-end 2006 or the beginning of this year, there was no balance outstanding, and at the end of the first quarter this year, the balance outstanding was $29.2 million. For the first six months of 2007, the cash outlay for acquisitions and other earn-out payments for prior acquisitions has been $20.4 million. And as I mentioned earlier, the cash outlay for share repurchases in the first half of this year was $24.7 million.
Capital spending for the first six months was approximately $3.2 million. Seasonally, CBIZ has historically used cash in the first quarter and then has generated cash during the balance of the year, and that’s related to the seasonal nature primarily of our tax advisory business. As of the close of business yesterday, August 6th, we had completely reduced the outstanding debt on the unsecured credit facility, so this $100 million unsecured facility is fully available for general corporate purposes, including potential acquisitions and share repurchases.
Day sales outstanding on receivables stood at 73 days at June 30th, 2007, and this compares with 71 days as of June 30th last year. Total debt to equity on the balance sheet was 49.2% as of June 30th, 2007, and this calculation includes the $100 million outstanding on the convertible notes.

In summary, we’re pleased with the performance of the business through the first half of 2007. We are happy to be able to translate the 8.7% revenue growth into a 28% increase in earnings per share from continuing operations.
EBITDA from continuing operations for the first half of 2007 was $46.7 million compared with $41.6 million a year ago.
Now, during this summary review of highlights, I’ve commented on several items that have impacted operating margins in the first half of this year, but I want to reiterate that the results for the first half of the year are on track with our goals for the full year 2007, and that includes to achieve revenue growth in a range of 8% to 10% and achieving an increase in earnings per share of at least 20% compared with $0.35 per share recorded for 2006. And I also want to comment that that includes the impact of the expected increase in the effective tax rate from 40% to 41%.
So with these comments, I will conclude and I’ll turn it back over to Steve.

Steven Gerard - CBIZ, Inc. — Chairman, CEO
Thank you, Ware. We are happy with the revenue growth that we’ve seen in our Financial Services and Employee Services business. Our Medical Management business is operating very much the way we thought it would be with the impact of the Medicare reduction, and we are managing the costs very carefully in that business to mitigate, as best we can, that impact. The ICON acquisition, which Ware mentioned to you before, is being integrated successfully into the medical practice business.
Our cross serving efforts, which is a key initiative of the Company, are in line with our full-year plan of in excess of $17.5 million of cross serving revenue. Ware mentioned before that the cash flow continues to be very, very strong in the Company.
CBIZ’s M&A activity, the pipeline continues to be robust. There are numerous opportunities in each of our major business segments. While it’s impossible to predict closings, we are comfortable that we will achieve the goals we set this year.
CBIZ is in a unique position, with 90,000 individual and corporate clients, to understand what’s going on in the general economy, and my only comment is that we’re seeing no significant slowdown in our client base across the country. We have a client base that is geographically and industry diverse, and right now, the mood of our small business and middle-market companies, quite frankly, is strong across the U.S.
With that, I’d like to stop and take questions from our shareholders and analysts.
questions and answer

Operator
Thank you. We’ll now begin the question and answer session. (OPERATOR INSTRUCTIONS) We have James Lane from TriPoint. Please go ahead.

James Lane - TriPoint — Analyst
Hi. Good morning. Can you hear me okay?

Steven Gerard - CBIZ, Inc. — Chairman, CEO
Jim, we can. Thank you.

Ware Grove - CBIZ, Inc. — CFO
Yes, we can.

James Lane - TriPoint — Analyst
Good. I just had one question. You addressed this fairly directly in your commentary, but I was hoping to flush it out a little bit more. In most of the businesses, like CBIZ, where the bulk of the revenue growth is coming from organic revenue growth rather than acquisitions, the business services companies I’ve dealt with also show gross margin improvement in conjunction with that organic revenue growth. That, at least cosmetically, hasn’t been the case with CBIZ in the reported results recently, and I’m just wondering is that pressure due to accelerated growth-related expenses that are showing up in that cost of goods sold line, or is the Company actually seeing organic cost of sold goods sold growth at a pace in excess of that organic revenue growth because of labor pressures or some other cost pressures on sort of a same-store basis? Thanks.

Ware Grove - CBIZ, Inc. — CFO
Yes, Jim, let me just generally review. I think the one thing that you have to bear in mind is the impact of what I’ll call the accounting treatment of the investment gains on the deferred comp assets. And for the first six months, that was approximately 45 basis points, and for the quarter, it was about 75 basis points. So I think an adjustment needs to be made for that because that’s just purely an allocation of investment gains. And quite frankly, on a quarter-to-quarter basis, that may distort our look as these assets grow, so we’ll continue to talk about this as we go forward.
So I think as you look at that, we probably did get some lift in some margins, but that’s not to say we aren’t constantly under pressure to manage our primary expense, which is compensation. And in Financial Services, as we’ve commented before, the competition to attract and retain talent is keen today, so that’s bid up the rates a little bit. So we’re under a little bit of pressure on the compensation line within Financial Services.
But I did want to comment that we have made some management decisions to strengthen the team in select areas, and we expect that any temporary reduction in margin due to the on-boarding of those new people will effectively turn into a gain over time.

Steven Gerard - CBIZ, Inc. — Chairman, CEO
And let me add to that. First, to answer your question directly, we are not seeing gross margin expenses growing at a rate faster than revenue for the various businesses. So that was the specific question. What we outlined earlier were a series of somewhat unique either investment decisions or accounting decisions, which affected the margin.
For those of you who don’t follow the deferred comp story closely, just understand that that expense that hits the gross margin line is not an expense of the Company. It’s not cash the Company paid out; it’s a gain on investments from a fund held in a trust, which is assumed by the accounting profession to be incremental compensation, so it’s not like we’re paying that.
In addition, you also have to consider the revenue impact of the Medicare reductions, which wherein the revenue goes down but the cost base doesn’t change because it takes the same number of people to process it. So we had a number of things which didn’t make the margin as robust as we would like it to be, but we’re still taking a strong revenue growth and managing it to an even bigger bottom line growth.

James Lane - TriPoint — Analyst
Thank you. And you know, in a small-cap stock, it’s very helpful to get the level of detail that you all provide, so hopefully I’m not penalizing you for that. But I was just curious — just one follow-on question — could you make any comments about whether you would expect, on a reported basis, to gradually see, as some of these things normalize or anniversary, that we would eventually start to see actual, on a reported basis, gross margin expansion? Thanks.

Steven Gerard - CBIZ, Inc. — Chairman, CEO
Well, yes. I think that’s clearly our operating strategy over time. And I just want to emphasize again, we make these decisions that we talked about for the long run, so if we invest in people and strengthen the people, we understand that there may be a near-term negative impact as we invest in strengthening the team. So yes, while if you look at the second quarter on a stand-alone basis, your conclusions are not unreasonable, but I think we would encourage you to focus more on the first six months and the year-to-date results, which are in line with our expectations of leveraging top line into greater growth on the bottom line. And even with the items we talked about, we have been able to achieve a 50-basis-points expansion in the pretax margin, which we’re extremely pleased with.

James Lane - TriPoint — Analyst
Thank you very much.

Operator
Your next question is from Robert Kirkpatrick from Cardinal Capital. Please go ahead.

Robert Kirkpatrick - Cardinal Capital — Analyst
Good morning. Could you talk a little bit about the gain that you booked on discontinued operations and give us a little more detail as to what that was in relation to how much cash you got out of it?

Steven Gerard - CBIZ, Inc. — Chairman, CEO
Yes, the primary gain came from the sale of one of our Employee Services businesses. I think the cash that we got out of it is about a little over $14 million. This was a business that, quite frankly, had not been successful in terms of generating earnings over the last couple of years and the gain — the discontinued operations gain is the gain that you see from the sale of that business.

Robert Kirkpatrick - Cardinal Capital — Analyst
So that business was sold during the second quarter? This wasn’t an earn-out on a previously sold business?

Steven Gerard - CBIZ, Inc. — Chairman, CEO
Oh, no. That was a transaction that we had designated at last year-end as a business for sale, and that’s why it became discontinued operations, and it was actually closed in the second quarter.

Robert Kirkpatrick - Cardinal Capital — Analyst
Okay. And then Steve, could you take a few minutes and maybe run through each of the businesses and provide us kind of a little more color on the business as it operated during the quarter, and then also kind of your outlook for the next — the balance of the year or the full 12 months?

Steven Gerard - CBIZ, Inc. — Chairman, CEO
If we take them one at a time, we saw revenue growth in our Financial Services business and our Employee Services business and the medical business. We did not see revenue growth in our National Practices, primarily because of the million dollars from the M&A transactions we closed a year ago. Other than that, I’d be happy to share with you that our technology businesses were in fact way ahead of plan and prior year. So we’re seeing reasonable growth in each of our businesses and most of it is organic growth. And you could probably split that growth, at least in the Financial Services side, 50% volume, 50% price.
The market for accounting services and the accounting related Financial Services, which is litigation support and valuation, continues to be as we expected it to be this year. These are reasonably good businesses. In our Employee Services business, our retail insurance is doing just fine and is somewhat ahead of plan.
We have a couple of other businesses that are going to take a little bit more work. Our payroll business is strong, our human capital business needs a little bit more work, but put them all together, Employee Services look fine for the rest of the year. And our medical practice business, while the impact of the Medicare reduction was about $900,000 in the quarter, I’m expecting that impact to continue in the next two quarters, but I think part of that will be offset by the expense reduction and other programs that we have put in place. And obviously it will be somewhat offset by the ICON acquisition. So at the end of the year, I’m actually expecting the medical practice business to look pretty much on target with at least where it was last year.
It’s very hard — we keep trying to remind shareholders and analysts that in any given quarter, it’s very hard to look at us. We had a very, very strong first quarter, second quarter is in line with exactly where we thought it was going to be, so you put it all together, and for six months, we look all right. Quite frankly, if you look at the trailing 12-month EPS numbers, we’re at $0.42 for a trailing 12, so the Company, on an extended basis, is quite frankly looking fine.
And most important, Rob, to you and the other shareholders, we see nothing on the horizon that in any way is going to diminish the guidance we gave in the beginning of the year, which was the minimum of 25% growth over prior year. We’re not seeing a slowdown in our businesses. We’re not seeing a slowdown in our client and prospect appetite. So as I look across all four business segments, with the exception of the lumpiness of our internal M&A business, all of the businesses I’m expecting to exceed, and exceed handsomely, last year.

Robert Kirkpatrick - Cardinal Capital — Analyst
Great. Thank you very much.

Operator
Your next question is from Bill Sutherland from Boenning & Scattergood. Please go ahead.

Bill Sutherland - Boenning & Scattergood — Analyst
Thank you. Steve and Ware, good morning. Clarification where on the deferred comp — that’s the cosmetic impact, if you will — the 75 BPs for the second quarter, is that all in gross profit or is that spread between cost of goods and SG&A?

Ware Grove - CBIZ, Inc. — CFO
Yes, about 85% of that is in the operating expense line, so it impacts gross margin, and about 15% of that is allocated to the G&A line.

Bill Sutherland - Boenning & Scattergood — Analyst
Okay, great. On the acquisition front, you alluded to the closing rate, Steve. Is it kind of the same as it’s been or is it being a little more difficult to find the right deal at the right price?

Steven Gerard - CBIZ, Inc. — Chairman, CEO
I don’t think it’s any more difficult today than it was six months or 12 months ago. Our pipeline is, quite frankly, bigger than it was a year ago. No, I wouldn’t think it’s any more difficult. There are pockets of areas that may be more difficult or where the current market multiple may be more than we’re prepared to pay, but in general, I don’t think today’s market is dramatically harder to close than six months ago.

Bill Sutherland - Boenning & Scattergood — Analyst
Okay. Bouncing around here a little bit here, forgive me. Ware, do you — I don’t know if you do this on your quarterly calls. Can you talk about same-unit growth across the segments?

Ware Grove - CBIZ, Inc. — CFO
Yes. I talked about it. I commented on the first half same-unit revenue growth.

Bill Sutherland - Boenning & Scattergood — Analyst
Oh, you did? That was what you were giving? Okay, then I’ve got those numbers. You don’t have to go through those. I wasn’t sure that was total or same unit.

Ware Grove - CBIZ, Inc. — CFO
That is same unit for the first six months.

Bill Sutherland - Boenning & Scattergood — Analyst
And then the discontinuing, it impacted Q1 of this year, as well. That’s correct, right?

Ware Grove - CBIZ, Inc. — CFO
I’m sorry. Your question —

Bill Sutherland - Boenning & Scattergood — Analyst
Well, you had a business that you sold in the Employee Services area that you had discontinued — that you had defined as discontinued at the beginning of the year and then you closed in Q2.

Ware Grove - CBIZ, Inc. — CFO
Yes?

Bill Sutherland - Boenning & Scattergood — Analyst
So did that impact the Q1 continuing ops numbers when you actually closed it or — because we’re seeing some difference as we look at six months and our first quarter numbers.

Ware Grove - CBIZ, Inc. — CFO
We — there are a couple of things. First of all, the transaction that closed in the second quarter, as Steve commented, that had been classed as a disc op at the year-end 2006.

Bill Sutherland - Boenning & Scattergood — Analyst
Right.

Ware Grove - CBIZ, Inc. — CFO
Okay, so it has not impacted first quarter any differently than you see today.

Bill Sutherland - Boenning & Scattergood — Analyst
Okay.

Ware Grove - CBIZ, Inc. — CFO
But during the year, we’ve made a decision on an additional two business units, and those were reclassed as of January 1st. They were reclassed as disc op. And they were not reclassed as disc op, I believe, at the year-end 2006.

Bill Sutherland - Boenning & Scattergood — Analyst
So that would have been reflected in the first quarter, as well, those two?

Ware Grove - CBIZ, Inc. — CFO
Yes.

Bill Sutherland - Boenning & Scattergood — Analyst
Okay. I’m not sure then — we’ll have to relook at our numbers and see what — we thought there might be something else, and this doesn’t really matter for the call. We can get back to you on this.
One more clarification, if I could. In MMP, the Medicare impact that you’re seeing in Q2 that you expect to see for the rest of the year, once you get through that this year, then you will — is there any further impact in ‘08 that’s likely to happen or will it level out at that point?

Steven Gerard - CBIZ, Inc. — Chairman, CEO
Well, I don’t think we know. Every year Congress looks at this and they’ll make a decision as to whether to adjust the reimbursement rates by practice group. This year, for example, radiology, which is 65% of our current medical billing business, had approximately a 10% reduction. It’s possible that they will again reduce radiology. It’s possible that they may increase it. It’s possible that they may change anesthesiology or something else. So I think it’s too soon to tell exactly what they’re going to do at this point.

Bill Sutherland - Boenning & Scattergood — Analyst
Okay, so in other words, if there is no other changes on a go-forward basis in their rate structures, then once you anniversary this year’s impact, you’ll be through what they did with this year’s reimbursement pattern?

Steven Gerard - CBIZ, Inc. — Chairman, CEO
Well, that’s right. After the first quarter of next year, it should be apples to apples.

Bill Sutherland - Boenning & Scattergood — Analyst
Okay.

Ware Grove - CBIZ, Inc. — CFO
Bill, this is Ware. I misspoke a minute earlier that the couple of units that I referred to, you’re absolutely right. They were reclassed as discontinued operations in the second quarter.

Bill Sutherland - Boenning & Scattergood — Analyst
Oh, okay.

Ware Grove - CBIZ, Inc. — CFO
So that means we go back and restate for the impact, so that’s why you’re seeing the minor differences in the first quarter.

Bill Sutherland - Boenning & Scattergood — Analyst
Okay. One last one. Steve, you mentioned your human capital business needs a little work. I’m just kind of curious what you’re talking about there — what color you can add.

Steven Gerard - CBIZ, Inc. — Chairman, CEO
Well, we have a growing human capital business, which is in recruiting and in compliance and in compensation, and we are investing in that business and we’re expanding in it. And at this point, it isn’t yet producing the margin and the return we’re looking for. It’s a work in progress, like many of our other businesses, but when you look at the Employee Services group, what I was trying to differentiate for the prior caller was the fact that our fundamental insurance businesses are doing quite well. The overall group numbers, while still somewhat ahead of prior year, takes a hit from time to time. We have other businesses there that are very lumpy. We have a special risk business in that group that is a big-ticket insurance item — insurance business that, in any given quarter, can have closings or not having closings. So all I was sharing was that fundamentally, the insurance businesses are fine. Some of the other businesses are going to take a little bit more attention, but none of them should be viewed as significant enough to derail us from our overall plan.

Bill Sutherland - Boenning & Scattergood — Analyst
Understood. Thanks a lot.

Steven Gerard - CBIZ, Inc. — Chairman, CEO
Okay. Thank you, Bill.

Operator
We have our next question from Nicholas Janvier from Columbia Management. Please go ahead.

Nicholas Janvier - Columbia Management — Analyst
Good morning, gentlemen. Was hoping — going back to the quarterly numbers, specifically the discussion on gross margin — I mean, you’re down 150 basis points year over year. 75 of it could be attributed to investment gain, another 20% in the commentary was due to hiring expenses in Financial Services, so I’m curious if you could walk us through the numbers to attribute the other 85.

Ware Grove - CBIZ, Inc. — CFO
Yes. Nick, when you look at the second quarter — and again, we would encourage you to look at the year-to-date, but I’ll address your question for the second quarter. You’re right. 75 or half of the decline was simply due to the accounting treatment on the deferred comp investment gains. It’s important to know that in the second quarter a year ago, our merger and acquisition business closed on some transactions with the related contribution in the second quarter a year ago that did not recur. The impact there is roughly 75 basis points, as well, okay? You add the impact in the second quarter of the $900,000 that related to the Medicare reimbursement rate reductions in our MMP business, and that’s approximately 55 to 60 basis points for the quarter on a stand-alone basis. So those are three items that might help you kind of box back to what I’ll call kind of a normalized quarter-to-quarter comparison this year versus last year.

Steven Gerard - CBIZ, Inc. — Chairman, CEO
Yes, I think the important point here is even if you don’t count the investment in people that we made, which is the right long-term investment, the three items that Ware just identified represent over 200 basis points adjustment quarter over quarter that are, quite frankly, non-controllable by the Company.

Nicholas Janvier - Columbia Management — Analyst
Okay. Thank you very much.

Operator
We have our next question from Jim MacDonald from First Analysis. Please go ahead.

Jim MacDonald - First Analysis — Analyst
Yes, morning, guys.

Steven Gerard - CBIZ, Inc. — Chairman, CEO
Hey, Jim.

Jim MacDonald - First Analysis — Analyst
On the two operations you discontinued this quarter, could you give us kind of their annual run rate?

Steven Gerard - CBIZ, Inc. — Chairman, CEO
In revenue terms, they are under — together they’re under $15 million in revenue, and in terms of contribution — pretax contribution, you put the two of them together and it’s pretty close to zero.

Jim MacDonald - First Analysis — Analyst
Okay. So that could explain kind of why your sales were a little lighter than we modeled.

Ware Grove - CBIZ, Inc. — CFO
Okay. Yes.

Steven Gerard - CBIZ, Inc. — Chairman, CEO
I think so, Jim. Yes, and it’s the same — you know, it’s similar to the one that we sold — the discontinued operation that we reported in this quarter, where we had another business with revenue in excess of $10 million or $12 million, and again, with virtually no contribution. So it does have an impact on the top line, but it isn’t affecting our bottom line.

Jim MacDonald - First Analysis — Analyst

Yes, but I’d already factored the other one in because you’d already told us about that one. And just one more quick question — I think most of mine have been answered — but you’re still supporting your 8% to 10% revenue guidance for the year. Do you need acquisitions, do you believe, for that 8% to 10% or do you think you can do it with just your current operation?

Steven Gerard - CBIZ, Inc. — Chairman, CEO
Our guidance that we gave in February of 8% to 10% top line and minimum 20% bottom line did not rely on acquisitions.

Jim MacDonald - First Analysis — Analyst
What’s the historical base, though, I guess with discontinued operations? What base are you using for that comparison?

Steven Gerard - CBIZ, Inc. — Chairman, CEO
Well, we’re using the base, Jim, of what we wound up with 2006, but I will say that during the year, we would constantly evaluate, as we have, some of the units, and we made a strategic decision to further classify two additional operations into disc ops. I know on a gross dollar basis, that will impact a restated 2006 and it will impact the absolute dollars from continuing ops for 2007. So it’s those two items that we would say, on a relative basis, would grow 8% to 10%.

Jim MacDonald - First Analysis — Analyst
So, but that’s 8% to 10% after the disc ops even that you just reported this quarter?

Steven Gerard - CBIZ, Inc. — Chairman, CEO
Yes. Yes, that’s what I’m saying.

Jim MacDonald - First Analysis — Analyst
Okay. Thanks very much.

Operator
(OPERATOR INSTRUCTIONS) There are no further questions at this time.

Steven Gerard - CBIZ, Inc. — Chairman, CEO
Okay. Well, I’d like to thank our shareholders and analysts who have called in, and our shareholders for their continued support, and for our staff who’s listening in, and all our associates for their hard work. We are well on plan where we thought we would be, and at this point, we look forward to speaking to all of you with our third quarter results. Thank you very much.

Operator
Thank you. Ladies and gentlemen, this concludes today’s conference. Thank you for participating. You may all disconnect.